Exhibit 12.1
Computation of Ratios

Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

	Years ended December 31,
(dollar amount in thousands)	2006	2005	2004	2003	2002
Earnings:
Pretax income (loss) from continuing operations	(23,525)	(13,889)	3,688	13,726	3,750
Fixed Charges	72,939	60,104	16,012	3,266	1,673
Distributed income of equity investees	11,524	17,268	7,605	21,565	1,589
Total Earnings	60,938	63,483	27,305	38,557	7,012

Fixed Charges:
Interest Expense	72,939	60,104	16,012	3,266	1,673
Amortized premiums & discounts related to indebtedness	-	-	-	-	-
Capitalized expenses related to indebtedness	-	-	-	-	-
Capitalized Interest	-	-	-	-	-
Preference security dividends	-	-	-	-	-
Total Fixed Charges	72,939	60,104	16,012	3,266	1,673

Ratio of earnings to fixed charges	0.84	1.06	1.71	11.81	4.19

Preference security dividends	-	-	-	-	-

Ratio of earnings to fixed charges and preference security dividends	0.84	1.06	1.71	11.81	4.19

Computation of Earnings to Fixed Charges
	Years ended December 31,
(dollar amount in thousands)	2006	2005	2004	2003	2002
Fixed Charges:
+ Interest Expense	72,939	60,104	16,013	3,266	1,673
+ Capitalized Interest	-	-	-	-	-
+ Amortized premiums & discounts related to indebtedness	-	-	-	-	-
+ Capitalized expenses related to indebtedness	-	-	-	-	-
+ Interest within rent expense	-	-	-	-	-
+ Preference security dividends	-	-	-	-	-
Total Fixed Charges	72,939	60,104	16,013	3,266	1,673

Earnings:
+ Pretax income from continuing operations	(23,525)	(13,889)	3,688	13,726	3,750
+ Fixed Charges	72,939	60,104	16,013	3,266	1,673
+ Amortization of capitalized interest	-	-	-	-	-
+ Distributed income of equity investees	11,524	17,268	7,605	21,565	1,589
+ Pre-tax losses of equity investees	-	-	-	-	-
- Interest capitalized	-	-	-	-	-
- Preference security dividends of consolidated subsidiaries	-	-	-	-	-
- Minority interest in pre-tax income of subs…	-	-	-	-	-
Total Earnings	60,938	63,483	27,305	38,557	7,012

Ratio of Earnings to Fixed Charges	0.84	1.06	1.71	11.80	4.19

If ratio is less than 1, disclose dollar amount of deficiency	12,001	-	-	-	-